Exhibit 99.1

Minerva Neurosciences Reports Fourth Quarter and Fiscal Year 2025 Financial Results and Business Updates

Initiation of confirmatory Phase 3 trial with roluperidone for negative symptoms of schizophrenia is planned for Q2 2026, with topline data anticipated in 2H 2027

BURLINGTON, Mass.– March 11, 2026 (GLOBE NEWSWIRE) – Minerva Neurosciences, Inc. (Nasdaq: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system (CNS) disorders, today provided business updates and reported financial results for the fourth quarter and year ended December 31, 2025.

Business Updates

Strategic Financing

On October 23, 2025, Minerva received $80.0 million in gross proceeds from a private placement, before deducting fees and other expenses. The financing included initial upfront funding of $80.0 million and up to an additional $80.0 million if all Tranche A warrants are exercised, subject to the terms and conditions specified therein. Additional proceeds of $40.0 million may be received if all Tranche B warrants are exercised by cash payment upon the achievement of the primary endpoint of Minerva’s Phase 3 confirmatory trial of roluperidone in schizophrenia at the 12-week efficacy endpoint expected in 2H 2027.

“Strengthened by the recent financing and our general alignment with the U.S. Food and Drug Administration (“FDA”) on trial design, we are working towards initiation of the confirmatory Phase 3 trial with roluperidone for the treatment of negative symptoms of schizophrenia in the second quarter,” said Dr. Remy Luthringer, Chairman and CEO of Minerva Neurosciences. “With the $80 million upfront proceeds and the exercise proceeds from the Tranche A warrants, we anticipate sufficient funds to complete the Phase 3 trial and resubmission of the New Drug Application (“NDA”) ahead of the launch of roluperidone in the United States, if approved.”

Roluperidone - Potentially the First Treatment for Negative Symptoms of Schizophrenia

•	Roluperidone is the only investigational therapy, to date, to demonstrate significant and clinically meaningful improvements on the primary negative symptoms of schizophrenia.

•	Minerva has achieved general alignment with FDA on the confirmatory Phase 3 trial design.

•

The Phase 3 trial remains on track to initiate in the second quarter of 2026, with a trial design similar to Minerva’s two previous studies. The first phase of the trial has a primary efficacy endpoint to evaluate the improvement in negative symptoms with roluperidone 64 mg against placebo in approximately 380 patients over a 12-week period, with results expected in 2H 2027. This will be followed by a safety phase to evaluate relapse rates in patients treated with roluperidone 64 mg compared to patients treated with antipsychotics, as discussed with FDA.

•	Minerva believes roluperidone could potentially shift the treatment paradigm for negative symptoms of schizophrenia.

Minerva hosted a live discussion with key opinion leaders (KOLs) on February 3, 2026, “Roluperidone: From Unmet Need to Reality,” featuring Greg Strauss, PhD, Franklin Professor of Psychology at the University of Georgia, and Brian Kirkpatrick, MD, MSPH, Peters Professor of Psychiatry at the University of Arkansas for Medical Sciences. Topics included patient burden, assessment challenges, and the upcoming confirmatory Phase 3 trial of roluperidone. The webcast is available at: https://ir.minervaneurosciences.com/static-files/23ad74a8-ed16-4c15-bc03-f00d18704126

Fourth Quarter 2025 and Year End Financial Results

Research and development (R&D) expense: For the three months ended December 31, 2025 and 2024, R&D expense was $2.2 million and $2.0 million, respectively. R&D expense was higher versus the prior year period primarily due to higher consultant fees. For the years ended December 31, 2025 and 2024, R&D expense was $5.8 million and $11.9 million, respectively. R&D expense was lower versus the prior year primarily due to costs incurred during 2024 for a drug substance validation campaign and safety study, as well as lower consultant fees and compensation expenses during 2025.

General and administrative (G&A) expense: For the three months ended December 31, 2025 and 2024, G&A expense was $2.8 million and $2.5 million, respectively. G&A expense was higher versus the prior year period primarily due to higher compensation expenses, partially offset by lower insurance costs. For the years ended December 31, 2025 and 2024, G&A expense was $9.3 million and $9.9 million, respectively. G&A expense was lower versus the prior year primarily due to lower professional service fees and insurance costs.

Non-cash interest expense: For the years ended December 31, 2025 and 2024, non-cash interest expense was zero and $4.6 million, respectively. During the third quarter of 2024 based on available data, a revision was made to the assumptions used to calculate estimated future cash flows to be received by Minerva under the Royalty Purchase Agreement with Royalty Pharma. Due to the reduction in future cash flow estimates, the carrying amount of the Liability related to the sale of Future Royalties was reduced from $86.6 million to the initial cash payment received of $60.0 million. This adjustment resulted in the recognition of $26.6 million in non-cash other income during the third quarter of 2024, which represented the amount of non-cash interest expense previously recognized through June 30, 2024. No further non-cash interest expense associated with the Liability related to the sale of Future Royalties has been recognized, and as a result, no interest expense was recognized in the fourth quarter of 2024 or full year 2025.

Other income: For the years ended December 31, 2025 and 2024, Other income was zero and $26.6 million, respectively. As discussed above, Minerva recognized $26.6 million in non-cash other income during the third quarter of 2024 due to a reduction in the carrying amount of the Liability related to the sale of Future Royalties.

Loss on issuance of convertible preferred stock and warrants: In conjunction with the October 2025 private placement, Minerva issued 80,000 shares of Series A Convertible Preferred Stock, which was convertible into 37.8 million shares of common stock. The fair value of the Series A Convertible Preferred Stock on the date of issuance was $184.6 million, based upon the conversion ratio of the preferred shares and the closing price of the common stock on the date of issuance. In addition, Minerva issued warrants for up to 120,000 shares of Series A Convertible Preferred Stock which, if fully exercised, are convertible into 56.8 million shares of common stock. Based on the valuation model used, the fair value of the warrants on the date of issuance was calculated to be $216.9 million, which was recorded as a non-cash Warrant Liability. As these warrants have been classified as a liability, any unexercised and outstanding warrants are revalued at each reporting period, with subsequent changes in fair value recognized in the statement of operations. For the year ended December 31, 2025, Minerva recorded a loss on the issuance of convertible preferred stock and warrants of $321.5 million, reflecting the initial fair values of the warrants of $216.9 million and the Series A Convertible Preferred Stock of $184.6 million, offset by $80.0 million in gross proceeds received from investors. The Warrant Liability is decreased when warrants are exercised and the liability associated with such exercised warrants is reclassified to stockholders’ equity. The fair value of the Warrant Liability also decreases or increases based on the price of our common stock during the reporting period as well as any changes in other variables in the valuation model used to calculate the non-cash Warrant liability.

Warrant issuance cost: In conjunction with the October 2025 private placement, Minerva incurred offering issuance costs of $5.7 million, of which $2.6 million was recorded in the balance sheet as a reduction to the Series A Convertible Preferred Stock and $3.1 million as warrant issuance expense during the fourth quarter of 2025. The allocation of the offering costs was based upon the relative fair values of the Series A Convertible Preferred Stock and warrants issued in the private placement on the date of issuance.

Gain (Loss) on Change in Fair Value of Warrant Liability: For years ended December 31, 2025 and 2024, the change in fair value of the Warrant Liability was a gain of $45.4 million and zero, respectively. Gain (loss) on the change in fair value of the Warrant Liability is related to the warrants issued in conjunction with the October 2025 private placement. The fair value of the non-cash Warrant Liability at December 31, 2025 was calculated to be $171.5 million and, as a result, the decrease in fair value of $45.4 million for the three-month period ended December 31, 2025 was recognized as a non-cash component of other income in the statement of operations.

Total Liabilities: Under, Under U.S. Generally Accepted Accounting Principles (“GAAP”), for the years ended December 31, 2025 and 2024, total liabilities were $233.8 million and $62.8 million, respectively. Excluding the warrant liability and liability related to the sale of future royalties, non-GAAP total liabilities* were $2.3 million and $2.8 million for the years ended December 31, 2025 and 2024, respectively.

Net loss for the three months ended December 31, 2025: Under GAAP, net loss for the three months ended December 31, 2025 was $283.7 million, or net loss per share of $25.51 basic and diluted, as compared to net loss of $4.3 million, or net loss per share of $0.56, basic and diluted, for the three months ended December 31, 2024. Excluding certain non-cash items, which include $321.5 million in non-cash convertible preferred stock and warrant issuance expense and a $45.4 million gain on the change in the fair value of the non-cash warrant liability, non-GAAP adjusted net loss* for the three months ended December 31, 2025 was $7.1 million, or an adjusted net loss per share* of $0.64, basic and diluted, as compared to a non-GAAP adjusted net loss* of $4.0 million, or an adjusted net loss per share* of $0.53, basic and diluted, for the three months ended December 31, 2024.

Net (loss) income for the year ended December 31, 2025: Under GAAP, net loss for the year ended December 31, 2025 was $293.4 million, or net loss per share of $34.67, basic and diluted, as compared to net income of $1.4 million, or net income per share of $0.19, basic and diluted, for the year ended December 31, 2024. Excluding certain non-cash items, which include $321.5 million in non-cash convertible preferred stock and warrant issuance expense and a $45.4 million gain on the change in the fair value of the non-cash warrant liability, non-GAAP adjusted net loss* for the year ended December 31, 2025 was $16.0 million, or an adjusted net loss per share* of $1.89, basic and diluted, as compared to non-GAAP adjusted net loss* of $19.3 million, or an adjusted net loss per share* of $2.54, basic and diluted, for the year ended December 31, 2024.

Cash Position: Cash, cash equivalents and restricted cash at December 31, 2025 were approximately $82.4 million, as compared to $21.5 million at December 31, 2024. The increase in cash and cash equivalents during the period resulted from the October 2025 private placement.

*

Definitions of the non-GAAP measures used by Minerva and a reconciliation of such measures to the related GAAP financial measure can be found under the sections below titled “Non-GAAP Financial Measures” and “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures.”

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on developing product candidates to treat CNS diseases. Minerva is initiating a confirmatory Phase 3 trial with roluperidone for negative symptoms of schizophrenia. For more information, please visit the Company’s website.

Non-GAAP Financial Measures

In addition to the financial information presented in this release in accordance with accounting principles generally accepted in the United States of America (GAAP), Minerva also presents adjusted non-GAAP financial measures.

Non-GAAP financial measures are included with the intent of providing investors with an understanding of Minerva’s historical financial results and trends and to facilitate comparisons between periods. In addition, these non-GAAP financial measures are among the indicators that Minerva’s management uses for planning and forecasting purposes and measuring Minerva’s performance. Minerva believes that these non-GAAP financial measures, when considered together with U.S. GAAP measures, can enhance the understanding of its financial and operating performance. Non-GAAP financial measures have no standardized meaning and investors are cautioned that, unlike financial measures prepared in accordance with U.S. GAAP, non-GAAP measures may not be comparable with the calculation of similar measures for other companies. The limitations of using non-GAAP financial measures as performance measures are that they provide a view of Minerva’s results of operations without including all events during a period and may not provide a comparable view of Minerva’s performance to other companies in the biopharmaceutical industry. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the business.

Non-GAAP total liabilities is defined as GAAP total liabilities, excluding warrant liability and liability related to the sale of future royalties.

Non-GAAP adjusted net (loss) income is defined as GAAP net (loss) income, adjusted to exclude non-cash items related to: (i) stock-based compensation expense, (ii) interest expense for the sale of future royalties, (iii) other non-cash income, (iv) loss on issuance of convertible preferred stock and warrants and (v) changes in fair value of warrant liability.

Non-GAAP adjusted net (loss) income per share, basic and diluted, is defined as non-GAAP adjusted net (loss) income divided by weighted average shares outstanding, basic and diluted.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include, but are not limited to, statements herein with respect to implied or express statements regarding Minerva’s belief that it has reached alignment with the FDA on the path to initiate the confirmatory Phase 3 trial of roluperidone for the treatment of negative symptoms of schizophrenia; the expected timeline, design and conduct of that trial, including the timing of its results; the aggregate amount of proceeds to be received from the October 2025 financing upon warrant exercise; Minerva’s expected funding through the confirmatory Phase 3 trial for roluperidone, the resubmission of its NDA to the FDA and a commercial launch of roluperidone in the US, if approved; and Minerva’s belief that roluperidone could potentially shift the treatment paradigm for negative symptoms of schizophrenia. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, the inability to predict with certainty the level of expenditures and resources required for the confirmatory Phase 3 trial for roluperidone and other operational matters following Minerva’s plans to refocus efforts on the successful execution of the Phase 3 trial; Minerva’s future financial performance and position may not improve, resulting in difficulties in implementing Minerva’s business strategy, and plans and objectives for future operations; the expected sufficiency of Minerva’s existing cash resources and runway may not be accurate resulting in the need for additional financing sooner than anticipated or unexpected liquidity constraints; the internal and external costs required for Minerva’s ongoing and planned activities, and the resulting impact on expense and use of cash, may be higher than expected, which may cause Minerva to use cash more quickly than expected or to change or curtail some of Minerva’s plans or both; trials and studies may be delayed and may not have satisfactory outcomes, and earlier trials and studies may not be predictive of later trials and studies; the design and rate of enrollment for clinical trials, including the current design of the Phase 3 confirmatory trial evaluating roluperidone may not enable successful completion of the trial(s); the commercial opportunity for roluperidone in negative symptoms of Schizophrenia may be smaller than anticipated; Minerva may be unable to obtain and maintain regulatory approvals, including uncertainties associated with the development and timing of Minerva’s interactions with the FDA; Minerva may experience uncertainties inherent in the initiation and completion of clinical trials and clinical development; the need to align with collaborators or partners may hamper or delay development and regulatory efforts or increase costs; uncertainties of patent protection and litigation; general economic conditions; and other factors that are described under the caption “Risk Factors” in Minerva’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 11, 2026. Copies of reports filed with the SEC are posted on Minerva’s website at http://ir.minervaneurosciences.com/. The forward-looking statements in this press release are based on information available to Minerva as of the date hereof, and Minerva disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Frederick Ahlholm

Chief Financial Officer

Minerva Neurosciences, Inc.

fahlholm@minervaneurosciences.com

Corey Davis, Ph.D.

LifeSci Advisors, LLC

212-915-2577

cdavis@lifesciadvisors.com

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	December 31, 2025	December 31, 2024
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$82,302	$21,362
Restricted cash	100	100
Prepaid expenses and other current assets	698	807

Total current assets	83,100	22,269
Equipment, net	—	6
Goodwill	14,869	14,869

Total assets	$97,969	$37,144

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$639	$1,608
Accrued expenses and other current liabilities	1,651	1,229

Total current liabilities	2,290	2,837
Long-term liabilities:
Warrant liability	171,465	—
Liability related to the sale of future royalties	60,000	60,000

Total liabilities	233,755	62,837

Series A convertible preferred stock	4,962	—
Stockholders’ deficit:
Common stock	4	1
Additional paid-in capital	548,047	369,683
Accumulated deficit	(688,799)	(395,377)

Total stockholders’ deficit	(140,748)	(25,693)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$97,969	$37,144

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31, (in thousands, except per share amounts)		Twelve Months Ended December 31, (in thousands, except per share amounts)
	2025	2024	2025	2024
Operating expenses:
Research and development	$2,174	$1,983	$5,759	$11,899
General and administrative	2,808	2,539	9,344	9,949

Total operating expenses	4,982	4,522	15,103	21,848

Loss from operations	(4,982)	(4,522)	(15,103)	(21,848)
Foreign exchange losses (gains)	(21)	10	(56)	(2)
Investment income	547	240	948	1,272
Non-cash interest expense for the sale of future royalties	—	—	—	(4,562)
Other income	—	—	—	26,579
Loss on issuance of convertible preferred stock and warrants	(321,499)	—	(321,499)	—
Warrant issuance cost	(3,103)	—	(3,103)	—
Changes in fair value of warrant liability	45,390	—	45,390	—

Net (loss) income	$(283,668)	$(4,272)	$(293,423)	$1,439

Net (loss) income per share, basic	$(25.51)	$(0.56)	$(34.67)	$0.19

Weighted average shares outstanding, basic	11,118	7,569	8,464	7,569

Net (loss) income per share, diluted	$(25.51)	$(0.56)	$(34.67)	$0.19

Weighted average shares outstanding, diluted	11,118	7,569	8,464	7,574

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

RECONCILIATION OF TOTAL LIABILITIES - NON-GAAP

(Unaudited)

	December 31, 2025	December 31, 2024
	(in thousands)
Current liabilities:
Accounts payable	$639	$1,608
Accrued expenses and other current liabilities	1,651	1,229

Total current liabilities	2,290	2,837
Long-term liabilities:
Warrant liability	171,465	—
Liability related to the sale of future royalties	60,000	60,000

Total liabilities - GAAP	233,755	62,837

Reconciling items:
Warrant liability	(171,465)	—
Liability related to the sale of future royalties	(60,000)	(60,000)

Total liabilities - non-GAAP	$2,290	$2,837

RECONCILIATION OF ADJUSTED NET (LOSS) INCOME - NON-GAAP

(Unaudited)

	Three Months Ended December 31, (in thousands, except per share amounts)		Twelve Months Ended December 31, (in thousands, except per share amounts)
	2025	2024	2025	2024
Net (loss) income – GAAP	$(283,668)	$(4,272)	$(293,423)	$1,439
Reconciling items:
Stock-based compensation expense	459	250	1,327	1,326
Non-cash interest expense for the sale of future royalties	—	—	—	4,562
Other income	—	—	—	(26,579)
Loss on issuance of convertible preferred stock and warrants	321,499	—	321,499	—
Changes in fair value of warrant liability	(45,390)	—	(45,390)	—

Adjusted net (loss) income – non-GAAP	$(7,100)	$(4,022)	$(15,987)	$(19,252)

Net (loss) income per share, basic – GAAP	$(25.51)	$(0.56)	$(34.67)	$0.19

Weighted average shares outstanding, basic	11,118	7,569	8,464	7,569

Net (loss) income per share, diluted – GAAP	$(25.51)	$(0.56)	$(34.67)	$0.19

Weighted average shares outstanding, diluted	11,118	7,569	8,464	7,574

Reconciling items:
Stock-based compensation expense	0.04	0.03	0.16	0.18
Non-cash interest expense for the sale of future royalties	—	—	—	0.60
Other income	—	—	—	(3.51)
Loss on issuance of convertible preferred stock and warrants	28.91	—	37.98	—
Changes in fair value of warrant liability	(4.08)	—	(5.36)	—

Net (loss) income per share, basic – non-GAAP	$(0.64)	$(0.53)	$(1.89)	$(2.54)

Weighted average shares outstanding, basic	11,118	7,569	8,464	7,569

Net (loss) income per share, diluted – non-GAAP	$(0.64)	$(0.53)	$(1.89)	$(2.54)

Weighted average shares outstanding, diluted	11,118	7,569	8,464	7,574